Exhibit 2.3

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”) dated as of April 12, 2006 by and among Sycamore Networks, Inc., a Delaware corporation (“Buyer”), Steven A. Markowitz as agent and attorney-in-fact (the “Representative”) for the Company Shareholders of Allen Organ Company, a Pennsylvania corporation (the “Company”), and Wilmington Trust Company, as escrow agent (the “Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

1. Pursuant to the Agreement and Plan of Merger dated as of April 12, 2006 (the “Merger Agreement”) by and among Buyer, Bach Group LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer (“Sub”), the Company, MusicCo, LLC, a Pennsylvania limited liability company and a wholly-owned subsidiary of the Company, LandCo Real Estate, LLC, a Pennsylvania limited liability company and a wholly-owned subsidiary of the Company, AOC Acquisition, Inc., a Pennsylvania corporation, and the Representative providing for, among other things, the merger of the Company with and into Sub, with Sub being the surviving entity.

2. At the Closing, Buyer will deliver to the Escrow Agent a number of shares of Buyer Common Stock equal to $19,000,000 divided by the Closing Average (the “Escrow Shares”) pursuant to Section 2.8 of the Merger Agreement, which shares, together with any cash that may be deposited by reason of any dividend on or sale of the Escrow Shares, payments pursuant to Section 2.9(b)(i) of the Merger Agreement, interest, or other investment income earned thereon (the “Escrow Amount”), are to be held in escrow by the Escrow Agent pursuant hereto and released in accordance with the terms hereof.

NOW, THEREFORE, the parties agree as follows:

SECTION 1. Establishment of Escrow.

(a) The Escrow Agent hereby agrees to act as escrow agent subject to the terms of this Agreement. The Escrow Agent shall accept delivery of, hold, safeguard and disburse the Escrow Amount in an escrow account (the “Escrow Account”) pursuant to the terms hereof. Schedule I hereto sets forth the name and address of each Company Shareholder, the number of Escrow Shares initially deposited in escrow on such Company Shareholder’s behalf, and such Company Shareholder’s Pro Rata Interest (as defined herein). Concurrently with the execution and delivery of this Escrow Agreement, the Buyer has delivered to the Escrow Agent and the Escrow Agent acknowledges receipt of a stock certificate representing the aggregate number of Escrow Shares. The Escrow Agent shall hold the Escrow Shares and any dividends or other distributions on the Escrow Shares and other securities or property into which the Escrow Shares may be converted or reclassified into or exchanged for, in escrow, in its name or the name of its nominee, in accordance with this Escrow Agreement. The Escrow Amount shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or any Company Shareholder.

(b) The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Escrow Amount. The Escrow Agent shall be under no obligation to preserve, protect or exercise rights in the Escrow Shares, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Escrow Agreement.

(c) Each Company Shareholder’s “Pro Rata Interest” as set forth in Schedule I shall be equal to a fraction (expressed as a percentage), the numerator of which shall be the number of Escrow Shares initially deposited in escrow on such Company Shareholder’s behalf, and the denominator of which shall be the total number of Escrow Shares initially deposited in escrow on behalf of all Company Shareholders. Any cash, securities or other property distributed with respect to, or in exchange for, Escrow Shares shall be allocable to the respective Company Shareholders, and any Escrow Shares or Escrow Cash (as defined herein) released or distributed to the respective Company Shareholders pursuant to this Escrow Agreement shall be released or distributed, on the basis of the Company Shareholders’ respective Pro Rata Interests.

(d) The Buyer shall furnish to the Representative, who shall use reasonable efforts to forward to each Company Shareholder, copies of all notices, proxies and proxy materials in connection with each meeting of the holders of Buyer Common Stock. The Escrow Agent shall vote or cause to be voted Escrow Shares, to the extent of each such Company Shareholder’s Pro Rata Interest, as directed in writing at least three business days prior to the date on which the Escrow Agent is requested therein to take any action, by the Representative on behalf of each Company Shareholder. The Representative shall use reasonable efforts to give such directions to the Escrow Agent to the extent so instructed in writing by the respective Company Shareholders. In the absence of written instructions from the Representative on behalf of a Company Shareholder, the Escrow Agent shall not vote Escrow Shares to the extent of such Company Shareholder’s Pro Rata Interest therein.

SECTION 2. Investment of Escrow Amount; Withholding. The Representative, in his sole and absolute discretion, may from time to time, but not more often than once in any period of thirty (30) consecutive days, direct the Escrow Agent to sell up to ten percent (10%) of the Escrow Shares by providing notice of such direction to the Escrow Agent in writing. The cash proceeds from any such sale of Escrow Shares and any other cash in the Escrow Account (the “Escrow Cash”) shall remain in the Escrow Account subject to the terms hereof until disbursement of the entire amount of the Escrow Amount pursuant to the terms hereof and shall be invested by the Escrow Agent in Permitted Investments. The term “Permitted Investments” means the following investments so long as they have maturities that shall not exceed 365 days: (a) marketable securities issued by the U.S. Government and supported by the full faith and credit of the U.S. Treasury, either by statute or an opinion of the Attorney General of the United States; (b) marketable debt securities, rated Aaa by Moody’s Investor’s Service (“Moody’s”) and /or AAA by Standard & Poor’s Corporation (“Standard & Poor’s”), issued by U.S. Government-sponsored enterprises, U.S. Federal agencies, U.S. Federal financing banks, and international institutions whose capital stock has been subscribed for by the United States; (c) money market mutual funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 and that at the time of such investment are rated Aaa by Moody’s and/or AAAm by Standard and Poor’s; and (d) commercial paper of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition is rated by Moody’s and/or Standard & Poor’s, provided each such credit rating is at least P-1 and/or A-1. The parties acknowledge that U.S. Government obligations are not obligations of the Escrow Agent, are not deposits and are not insured by the FDIC. Any investment income received on the Escrow Cash will be deposited into the Escrow Account and invested with the other Escrow Cash. The Escrow Agent shall not be accountable for any losses resulting from the sale or depreciation in the market value of such investments thereof.

Buyer, the Representative (on behalf of the Company Shareholders) and the Escrow Agent agree that: (i) all items of taxable income or gains of the escrow during the existence of the escrow shall be reported as taxable income or gains of the Company Shareholders and the Company Shareholders shall take into account all deductions, credits and losses, if any; (ii) the Escrow Agent shall issue an Internal Revenue Service Form 1099 (or any successor form) relating to such taxable income or gains to and in the name of each Company Shareholder until the termination of the Escrow Account pursuant to the terms hereof according to each Company Shareholder’s Pro Rata Interest in the Escrow Amount; (iii) the Company Shareholders shall promptly deliver such certificates and other documents as the Escrow Agent may reasonably request in connection with the foregoing, including, without limitation, a completed, executed Form W-9 (or Form W-8, in the case of non-U.S. persons); and (iv) in order to permit the Company Shareholders to satisfy their tax obligations hereunder, upon issuance of an Internal Revenue Service Form 1099 by the Escrow Agent to the Company Shareholders with respect to taxable income or gains, the Escrow Agent shall deliver to each Company Shareholder an amount equal to 20% of the amount of such taxable income or gains (“Tax Distribution”) during the period covered by and included on such Internal Revenue Service Form 1099 issued to such Company Shareholder. Payment of such Tax Distribution shall be made from Escrow Cash and, if such Escrow Cash is insufficient to pay such Tax Distribution, the Escrow Agent shall liquidate Escrow Shares in order to pay to the Company Shareholders therefrom such Tax Distribution. The parties hereto understand that the failure to provide properly completed applicable withholding tax forms may cause the Escrow Agent to become obligated to withhold a portion of any distributions of the Escrow Amount pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended, and foreign, state or local law.

SECTION 3. Payment by the Escrow Agent with Respect to the Escrow Amount.

(a) Notices of Claims and Dispute Notices.

(i) With respect to any claim for indemnification made by Buyer pursuant to and in accordance with Article X of the Merger Agreement (a “Buyer Claim”), Buyer shall deliver to the Escrow Agent a written notice (a “Notice of Claim”), which shall set forth in reasonable detail the nature of such Buyer Claim and an estimate of the aggregate indemnification amount to which Buyer reasonably believes it is entitled to be paid as a result of the Buyer Claim. Buyer shall send a copy of the Notice of Claim to the Representative at the same time and in the same manner that Buyer sends such Notice of Claim to the Escrow Agent.

(ii) In the event that the Escrow Agent receives a Notice of Claim from Buyer, and, within the period of thirty (30) Business Days following receipt by the Escrow Agent of such Notice of Claim, the Escrow Agent does not receive from the Representative a written notice (a “Dispute Notice”) stating that the Representative disputes the Buyer Claim and/or the validity or the amount specified in such Notice of Claim or any portion thereof (a “Disputed Amount”) and providing in reasonable detail the reasons therefor, the Escrow Agent shall liquidate any Permitted Investment, and, if such Permitted Investments are insufficient to pay the Buyer Claim, the Escrow Agent shall liquidate Escrow Shares in order to pay to Buyer therefrom the amount set forth in a Notice of Claim as soon as practicable; provided, that, in Buyer’s sole discretion and at its written instruction, the Escrow Agent shall pay such Buyer Claim by releasing to Buyer from the Escrow Amount a number (as calculated pursuant to Section 3(e)(xiii)) of Escrow Shares with a value equal to such amount. In the event that the Representative disputes the Buyer Claim, the Representative shall send a copy of each Dispute Notice to Buyer at the same time that the Representative sends such Dispute Notice to the Escrow Agent, and the Escrow Agent shall thereafter only pay the Notice of Claim pursuant to Section 3(b) of this Agreement. The term “Business Day” means any day (other than a Saturday or Sunday) on which (a) the New York Stock Exchange is open and (b) banks are not authorized or required to close in Boston, Massachusetts.

(iii) If the Escrow Agent shall not have received a Dispute Notice from the Representative with respect to the amount specified in a Notice of Claim, or a portion thereof, within the period of thirty (30) Business Days following the Representative’s receipt of such Notice of Claim, the Representative and the Company Shareholders shall be forever barred and precluded from contesting in any manner or forum whatsoever the distribution of the Escrow Amount on account of such amount not so disputed, and the Escrow Agent shall pay such undisputed amount to Buyer in accordance with the preceding paragraph (ii) of this Section 3(a).

(iv) Notwithstanding the foregoing, the Escrow Agent may pay to Buyer, or any person designated by Buyer, the amount set forth in a Notice of Claim earlier than thirty (30) Business Days following receipt by the Escrow Agent of such Notice of Claim, provided that Buyer delivers to the Escrow Agent a Notice of Claim executed by both Buyer and the Representative authorizing the Escrow Agent to release such specified amount of the Escrow Amount to the Buyer or any person designated by Buyer.

(b) Disputed Amounts. Upon receipt by the Escrow Agent of a written notice (a “Resolution Notice”) from Buyer and/or the Representative with respect to a Disputed Amount specifying the amount of such Disputed Amount to which Buyer is entitled (the “Resolved Disputed Amount”), accompanied by (A) an executed written agreement between Buyer and the Representative with respect to such Disputed Amount or (B) an order of a court having jurisdiction over the matter which is final and not subject to further court proceedings or appeal with respect to such Disputed Amount, the Escrow Agent shall pay to Buyer from the Escrow Account the amount to which Buyer Indemnified Persons are entitled, if any, or, in Buyer’s sole discretion and at its written instruction, the Escrow Agent shall release to Buyer from the Escrow Amount a number (as calculated pursuant to Section 3(e)(xiii)) of Escrow Shares with a value equal to such amount.

(c) Resolution of Disputes. In the event of a Disputed Amount, Buyer and the Representative shall in good faith negotiate to settle such Disputed Amount. If Buyer and the Representative resolve such dispute, they shall deliver a Resolution Notice to that effect to the Escrow Agent in accordance with paragraph (b) above. Such Resolution Notice shall permit the Escrow Agent to pay to Buyer the Resolved Disputed Amount, if any, agreed to by both Buyer and the Representative in settlement of such dispute. If no resolution is reached within sixty (60) days after delivery of the Dispute Notice to the Escrow Agent, either party may bring an action in a court of competent jurisdiction with respect to such Disputed Amount in accordance with Section 4(f) of this Agreement. Any costs of such action shall be borne as specified in the court’s decree, judgment or order, as applicable.

(d) Net Working Capital Adjustments. It is acknowledged that pursuant to Section 2.9 of the Merger Agreement, that when the Closing Working Capital Amount (as defined in Section 2.9(a) of the Merger Agreement) is finally agreed to or determined in accordance with Section 2.9(d) of the Merger Agreement, the Escrow Amount will be adjusted as follows:

(i) if pursuant to Section 2.9(b)(i) of the Merger Agreement, Buyer is required to pay the difference between the Closing Net Working Capital Amount and the Estimated Working Capital Amount (as defined in Section 2.1(h) of the Merger Agreement), Buyer shall pay the difference in cash or Buyer Common Stock, at Buyer’s option, valued at the then current fair market value into the Escrow Account in accordance with Section 2.9(c) of the Merger Agreement, such amount to become an addition to the Escrow Amount; and

(ii) if pursuant to Section 2.9(b)(ii) of the Merger Agreement, Buyer is entitled to a credit in the amount of the difference between the Closing Net Working Capital Amount and the Estimated Working Capital Amount, following receipt of the requisite evidence pursuant to Section 3(d)(iii), the Escrow Agent shall deduct such difference from the Escrow Amount and pay such difference in cash from the Escrow Amount to Buyer or, in Buyer’s sole discretion and at its written instruction, the Escrow Agent shall release to Buyer from the Escrow Amount a number (as calculated pursuant to Section 3(e)(xiii)) of Escrow Shares with a value equal to such amount, in accordance with Section 2.9(c) of the Merger Agreement.

(iii) Upon such resolution of the Closing Working Capital Amount in accordance with Section 2.9(d) of the Merger Agreement, Buyer and the Representative will promptly provide the Escrow Agent with such evidence as shall be required to permit the Escrow Agent to make any such adjustment or payment pursuant to this Section 3(d).

(e) Release of the Escrow Amount.

(i) On the date that is eighteen (18) months after the date of this Agreement (the “Initial Distribution Date”), the Escrow Amount shall be reduced to an amount equal to the Initial Reduced Escrow Amount (as defined below), with all amounts in the Escrow Account in excess of the Initial Reduced Escrow Amount distributed to the Representative first in Escrow Shares with any remaining amounts payable in cash by wire transfer of immediately available funds (or any of the Permitted Investments held by the Escrow Agent as directed by Buyer and the Representative) on such date. The “Initial Reduced Escrow Amount” shall equal the sum of $12,500,000 plus the amount of any Withheld Amounts (as defined in Section 2.8(a) of the Merger Agreement) as of the Initial Distribution Date.

(ii) If, after the Initial Distribution Date, the Escrow Agent is required to pay all or a portion of the remaining Escrow Amount to Buyer pursuant to Sections 3(a), 3(b), or 3(d), then the Escrow Agent shall make such payment to Buyer in accordance with such Sections 3(a), 3(b), or 3(d).

(iii) Upon receipt by the Escrow Agent after the Initial Distribution Date of a written notice from Buyer and the Representative that any claims as to all or any portion of the Withheld Amounts as of the Initial Distribution Date have been resolved, accompanied by (A) an executed written agreement between Buyer and the Representative with respect to such Withheld Amounts or (B) an order of a court having jurisdiction over the matter, accompanied by an opinion of counsel to the effect that such order is final and not subject to further court proceedings or appeal with respect to such Withheld Amounts, the Escrow Agent shall release such Withheld Amounts in the Escrow Account as of such date as directed in such joint notice.

(iv) On the date that is thirty-six (36) months after the date of this Agreement (the “Second Distribution Date”), the Escrow Amount shall be reduced to an amount equal to the Second Reduced Escrow Amount (as defined below), with all amounts in the Escrow Account in excess of the Second Reduced Escrow Amount distributed to the Representative first in Escrow Shares with any remaining amounts payable in cash by wire transfer of immediately available funds (or any of the Permitted Investments held by the Escrow Agent as directed by Buyer and the Representative) on such date. The “Second Reduced Escrow Amount” shall equal the sum of $4,000,000 plus the amount of any Withheld Amounts as of the Second Distribution Date.

(v) If, after the Second Distribution Date, the Escrow Agent is required to pay all or a portion of the remaining Escrow Amount to Buyer pursuant to Section 3(a) or 3(b), then the Escrow Agent shall make such payment to Buyer in accordance with such Section 3(a) or 3(b).

(vi) Upon receipt by the Escrow Agent after the Second Distribution Date of a written notice from Buyer and the Representative that any claims as to all or any portion of the Withheld Amounts as of the Second Distribution Date have been resolved, accompanied by (A) an executed written agreement between Buyer and the Representative with respect to such Withheld Amounts or (B) an order of a court having jurisdiction over the matter, accompanied by an opinion of counsel to the effect that such order is final and not subject to further court proceedings or appeal with respect to such Withheld Amounts, the Escrow Agent shall release such Withheld Amounts in the Escrow Account as of such date as directed in such joint notice.

(vii) On the date that is forty-eight (48) months after the date of this Agreement

(the “Third Distribution Date”), the Escrow Agent will release to the Representative the remaining Escrow Amount in excess of the Withheld Amounts as of the Third Distribution Date.

(viii) If, after the Third Distribution Date, the Escrow Agent is required to pay all or a portion of the remaining Escrow Amount to Buyer pursuant to Section 3(a) or 3(b), then the Escrow Agent shall make such payment to Buyer in accordance with such Section 3(a) or 3(b).

(ix) Upon receipt by the Escrow Agent after the Third Distribution Date of a written notice from Buyer and the Representative that any claims as to all or any portion of the Withheld Amounts as of the Third Distribution Date have been resolved, accompanied by (A) an executed written agreement between Buyer and the Representative with respect to such Withheld Amounts or (B) an order of a court having jurisdiction over the matter, accompanied by an opinion of counsel to the effect that such order is final and not subject to further court proceedings or appeal with respect to such Withheld Amounts, the Escrow Agent shall release such Withheld Amounts in the Escrow Account as of such date as directed in such joint notice.

(x) The Escrow Agent shall effect the delivery of the Escrow Amount to the Company Shareholders through the means agreed to by the parties hereto prior to the time of any such delivery. Company Shareholders will not receive fractional shares upon delivery of the remaining Escrow Shares. Any fractional shares which the Company Shareholders would otherwise be entitled to receive upon delivery of the remaining Escrow Shares shall be aggregated into whole shares and delivered by the Escrow Agent to the Buyer (the “Redelivered Shares”). The Buyer will then deliver to each Company Shareholder an amount in cash equal to such Company Shareholder’s Pro Rata Interest in the Redelivered Shares, valuing the Redelivered Shares for this purpose at the Closing Average. This Escrow Agreement shall terminate upon the later of the Third Distribution Date or the distribution of all the Escrow Amount in accordance with this Escrow Agreement, provided that Section 4 shall survive termination of this Escrow Agreement.

(xi) All Escrow Amounts received by the Representative shall be paid, net of any amounts required to be withheld by the Representative under applicable Tax laws and regulations, to the Company Shareholders on the basis of the Company Shareholders’ Pro Rata Interest therein.

(xii) If the Escrow Amount, on any Distribution Date, is less than the corresponding amount to which the Escrow Amount is to be reduced, no release of Escrow Shares or Escrow Cash shall occur.

(xiii) For purposes of this Section 3, Escrow Shares shall be valued at the closing price per share of Buyer Common Stock on the trading day preceding each Distribution Date or payment.

(xiv) All sales of Escrow Shares by the Escrow Agent shall be conducted through a commercially reasonable broker and sold at market.

(f) Representative Expenses. Buyer and the Representative agree that Representative Expenses, as defined in Section 10.6(f) of the Merger Agreement, may be reimbursed out the Escrow Amount, promptly upon demand by the Representative to the Escrow Agent. Buyer agrees to execute a Notice of Claim pursuant to Section 3(a)(iv) of this Agreement authorizing the Escrow Agent to release such Representative Expenses; provided, that, such reimbursement for Representative Expenses shall be in Escrow Cash and to the extent such Escrow Cash is insufficient to reimburse the Representative, the Escrow Agent shall liquidate any Permitted Investments.

(g) Inspection and Monthly Reports. Buyer and the Representative shall have the right to inspect and obtain copies of the records of the Escrow Agent pertaining to this Escrow Agreement and to receive monthly reports of the status of the Escrow Amount. The Escrow Agent shall send to Buyer and the Representative monthly reports detailing the amount of the Escrow Amounts in the Escrow Agent’s possession, any release of the Escrow Amounts in the preceding month and the status of any claims pending for the release of any of the Escrow Amounts.

(h) Payment of Interest. Any payment of any portion of the Escrow Amount to Buyer or the Representative pursuant to this Section 3 shall include the interest or other income earned on such portion of the Escrow Amounts.

SECTION 4. Administrative Provisions.

(a) The Escrow Agent may resign as escrow agent by notice to the other parties hereto (the “Resignation Notice”) effective upon appointment of a successor Escrow Agent. If, prior to the expiration of sixty (60) Business Days after the delivery of the Resignation Notice, the Escrow Agent shall not have received written instructions from Buyer and the Representative designating a banking corporation or trust company organized either under the laws of the United States or of any state as successor escrow agent and consented to in writing by such successor escrow agent, the Escrow Agent may apply to a court of competent jurisdiction to appoint a successor escrow agent. Alternatively, if the Escrow Agent shall have received such written instructions, it shall promptly transfer the Escrow Amount to such successor escrow agent. Upon the appointment of a successor escrow agent and the transfer of the Escrow Amount, and any other records, including without limitation tax-related information, relating to the Escrow Amount or this Agreement by the resigning Escrow Agent to the successor escrow agent, the duties of such resigning Escrow Agent hereunder shall terminate.

(b) Each of Buyer and the Representative hereby agrees to pay the Escrow Agent reasonable compensation for its services hereunder in accordance with the “Schedule of Fees” attached hereto as Schedule II and to reimburse the Escrow Agent for all expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder (including reasonable fees and expenses of counsel) and to indemnify and hold the Escrow Agent harmless from and against any and all taxes, expenses (including reasonable fees and expenses of counsel), assessments, liabilities, claims, damages, actions, suits or other charges incurred by or assessed against it for any thing done or omitted by it in the performance of its duties hereunder, except as a result of its own gross negligence or willful misconduct. Buyer and the

Representative, on behalf of the Company Shareholders, shall share equally in all payments owing under this Section 4(b), although liability for such payments if not paid in a timely manner shall be joint and several. The Representative’s portion of such payments shall be funded from the Escrow Amount (without any requirement of any written instruction or directive from the Representative), and Buyer agrees to execute a Notice of Claim pursuant to Section 3(a)(iv) of this Agreement authorizing the Escrow Agent to release such portion of the Representative’s payments to the Escrow Agent.

The agreement contained in this Section 4(b) shall survive any termination of the duties of the Escrow Agent hereunder.

(c) The Escrow Agent shall have no duties or responsibilities, including, without limitation, a duty to review or interpret the Merger Agreement, except those expressly set forth herein. It may consult with counsel, shall be fully protected with respect to any action taken or omitted in good faith on advice of counsel and shall have no liability hereunder except for willful misconduct or gross negligence. The Escrow Agent shall have no responsibility as to the validity, collectibility or value of the Escrow Amount or for investment losses related thereto, provided the Escrow Cash has been invested in accordance with Section 2 above, and it may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons. If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to the Escrow Amount, which, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by all of the other parties hereto or by order of a court of competent jurisdiction. Notwithstanding any provision to the contrary contained in any other agreement between any of the parties hereto, the Escrow Agent shall have no interest in the Escrow Amount except as provided in this Escrow Agreement.

(d) All notices, consents and other communications under this Escrow Agreement shall be in writing and shall, except as otherwise provided herein, be deemed to have been received when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by certified mail, return receipt requested, or (iii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case, at the appropriate addresses and telecopier numbers as set forth below:

if to Escrow Agent, to:	Wilmington Trust Company
	Attention:	Corporate Trust/Custody
Scott Huff
1100 North Market Street
Mail Code 1625
Wilmington, Delaware 19890
	Telephone:	(302) 636-6449
	Facsimile:	(302) 636-4149

Wire Instructions:	Bank:	Wilmington Trust Company
	ABA#:	031100092

	A/C#:	076409-000
	Attention:	Corporate Trust/Custody
	Re:	Sycamore/Allen Organ Escrow

Stock Delivery Instructions:	Bank:	Wilmington Trust Company
	DTC #:	2215
	FFC #:	076409-000

If to Buyer, to:	Sycamore Networks, Inc.
	Attention:	Office of General Counsel
220 Mill Road
Chelmsford, Massachusetts 01824
	Telephone:	(978) 250-2900
	Facsimile:	(978) 256-3434

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
	Attention:	Margaret A. Brown, Esq.
One Beacon Street
Boston, Massachusetts 02108-3194
	Telephone:	(617) 573-4800
	Facsimile:	(617) 573-4822

Wire Instructions:	Bank:	[To Be Provided Supplementally]
	ABA#:	[To Be Provided Supplementally]
	A/C#:	[To Be Provided Supplementally]
	Attention:	[To Be Provided Supplementally]

if to the Representative, to:	Steven A. Markowitz
c/o AOC Acquisition, Inc.
150 Locust Street
Macungie, Pennsylvania 18062
	Telephone:	(610) 966-2202
	Fasimile:	(610) 965-3098

with a copy to:	Stevens & Lee, P.C.
Attention: Ernest J. Choquette, Esq.
111 North Sixth Street
Reading, Pennsylvania 19603
	Telephone:	(610) 478-2140
	Facsimile:	(610) 988-0834

Wire Instructions:	Bank:	[To Be Provided Supplementally]
	ABA#:	[To Be Provided Supplementally]
	A/C#:	[To Be Provided Supplementally]
	Attention:	[To Be Provided Supplementally]

(or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties in accordance with this Section 4(d)). Notwithstanding any of the foregoing, no notice or instructions to the Escrow Agent shall be deemed to have been received by it prior to actual receipt, no notice to the Escrow Agent shall be deemed effective until such receipt by it, and any computation of a time period which is to begin after receipt of a notice by the Escrow Agent shall run from the date of such receipt by it. Notwithstanding any of the foregoing, any notice, instruction or direction received by the Escrow Agent to sell Escrow Shares shall in addition, to comply with the notice provisions of this Section 4(d), require confirmation of such notice, instruction or direction via telephone to the Escrow Agent.

(e) Nothing in this Agreement shall be construed to limit the right of Buyer, the Representative or any of the Company Shareholders under any provision of the Merger Agreement.

(f) This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof). Each of Buyer and the Representative hereby agrees (i) that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement may be commenced and maintained in any court of competent jurisdiction located in the State of Delaware and hereby consent to the jurisdiction and venue of such tribunals and (ii) that process may be served upon it by certified mail, return receipt requested, addressed as provided in Section 4(d), and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY MATTER RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

(g) This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

(h) All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the other parties hereto, except as otherwise provided herein.

(i) In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j) Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than Buyer, any Buyer Indemnified Person, the Representative, the Company Shareholders, the Escrow Agent and their respective permitted successors and assigns any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the date first written above.

WILMINGTON TRUST COMPANY, as Escrow Agent

By:	/S/ SCOTT A. HUFF
Name: Scott A. Huff Title: Financial Services Officer

SYCAMORE NETWORKS, INC.

By:	/S/ DANIEL E. SMITH
Name: Daniel E. Smith Title: President and Chief Executive Officer

REPRESENTATIVE

By:	/S/ STEVEN A. MARKOWITZ
Steven A. Markowitz

SCHEDULE I

Name and Address of Company Shareholder	Number of Escrow Shares Owned Initially	Company Shareholder’s Pro Rata Interest

SCHEDULE II

SCHEDULE OF FEES

NOTE: Charges for any services not specifically covered in this schedule will be billed commensurate with the services rendered. This schedule reflects charges that are now in effect for our normal and regular services and are subject to modification where unusual conditions or requirements prevail, and does not include counsel fees or expenses and disbursements, which will be billed at cost. The Initial Charge and the fees of our counsel shall be due and payable whether or not the transaction closes.

Initial Fee:	$2,500.00

Annual Administration Fee:	$10,000.00

Covers acceptance of appointment as Escrow Agent including complete study of drafts of Escrow Agreement and all supporting documents in connection therewith, conferences until final Agreement is agreed upon, execution to final Agreement and administrative duties in connection with the security provision of the Agreement.

Sale of securities:	$15

Physical delivery of securities:	$50

Check Issuance Fee (per check issued):	$15

Wire Transfer of Funds	$25.00-outgoing
(per transfer):	$10.00-incoming